Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE:
ORRVILLE, Ohio, April 18, 2006 — National Bancshares Corporation (OTC: NBOH), the holding company of First National Bank (www.fnborrville.com) reported on their first quarter 2006.
“We are proud to be celebrating 125 years of providing quality financial services. It is our mission to remain a visible, trustworthy and loyal business partner in the communities we serve. We hope to remain a strong, local independent bank for many years to come,” said Charles J. Dolezal, President.
“At the end of the first quarter 2006, total assets posted an increase of approximately $1.7 million over the end of the first quarter 2005,” explained Dolezal. “This increase was driven by a growth in deposits of over $3.5 million, and realized entirely in time deposits. As interest rates increased throughout this past year, time deposits became a more desirable investment opportunity for many customers. The special rates offered on our time deposits prompted many customers to move funds into these higher rate instruments. As the local economy has been somewhat lackluster during the past year, loan activity has slowed. Total loans decreased by over $11 million during the past 12 months. Part of this decline is attributed to selling over $8 million of fixed rate residential mortgage loans into the secondary market since April 2005. Our staff is reviewing new opportunities in markets and loan products to help generate additional loan volume. Net income for the first three months of 2006 was off slightly from the same period of the previous year, declining by approximately $12 thousand. As interest rates have risen, we have experienced a faster rate of growth in interest expense than interest income. Included in non-interest income are security gains. During the first quarter 2006, our gain on the sale of securities was $38 thousand, while for the same period last year, was $103 thousand.”
Dolezal concluded, “we continue to review all our products for improvement as well as design new products. During this past quarter we rolled out updates to our Home Equity Line of Credit offering a low interest rate for qualified borrowers. Also introduced is a cash back incentive to our Visa credit card customers. These customers can now earn 1% cash back for all purchases made with their First National Visa credit card. A new fixed rate residential mortgage loan product was introduced for loans that do not qualify for secondary mortgage market financing. Also, we have been offering attractive interest rates on certain time certificate of deposits. Our product development committee has been continuously working on reviewing what our customers want and need to determine how to make our products better. We hope that we may be able to meet all of your banking needs.”
National Bancshares Corporation’s subsidiary, First National Bank, is headquartered in Orrville, Ohio, with fourteen banking offices located in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi and Seville.
Forward-looking Statements — This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company’s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. The company disclaims any obligation to publicly update or revise any forward-looking statements on the occurrence of future events, the receipt of new information of otherwise.

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2006	March 31, 2005
ASSETS:
Cash and due from banks	$10,365,467	$11,340,868
Federal funds sold	10,435,000	1,795,000

Total cash and cash equivalents	20,800,467	13,135,868
Securities available for sale	61,296,624	57,769,810
Securities held to maturity	16,906,977	15,849,444
Federal bank stock	3,018,950	2,901,650
Total loans (excluding unearned income)	189,143,778	200,182,855
Less: allowance for loan losses	1,857,807	1,832,941

Loans, net	187,285,971	198,349,914
Accrued interest receivable	1,690,698	1,693,299
Premises and equipment	5,155,549	5,090,265
Other assets	9,136,030	8,747,999

TOTAL	$305,291,266	$303,538,249

LIABILITIES:
Deposits:
Demand	$43,333,498	$44,311,660
Savings and N.O.W.s	118,917,298	126,186,024
Time	82,928,930	71,166,197

Total deposits	245,179,726	241,663,881
Securities sold under repurchase agreements	5,625,185	4,193,687
Federal reserve note account	69,128	673,126
Federal Home Loan Bank advances	17,000,000	20,000,000
Accrued interest payable	777,540	454,282
Other liabilities	2,100,991	2,045,792

Total liabilities	270,752,570	269,030,768

SHAREHOLDERS’ EQUITY
Common Stock, without par value:
6,000,000 shares authorized and 2,289,528 shares issued	11,447,640	11,447,640
Additional paid-in-capital	4,689,800	4,689,800
Retained earnings	20,217,942	19,560,882
Accumulated other comprehensive loss	(627,193)	(1,348)
Less: Treasury shares	(1,189,493)	(1,189,493)

Total shareholders’ equity	34,538,696	34,507,481

TOTAL	$305,291,266	$303,538,249

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
For Three Months Ended March 31, 2006 and March 31, 2005

	March 31, 2006	March 31, 2005
INTEREST & DIVIDEND INCOME:
Loans, including fees	$3,123,577	$2,887,041
Federal funds sold	75,520	8,059
Interest and dividends on investments:
US government obligations	352,725	201,091
Obligations of states and political subdivisions	201,074	210,790
Other securities	412,804	521,310

Total interest and dividend income	4,165,700	3,828,291

INTEREST EXPENSE:
Deposits	1,026,690	628,426
Short term borrowings	25,327	13,404
Federal Home Loan Bank advances	219,033	222,439

Total interest expense	1,271,050	864,269

Net interest income	2,894,650	2,964,022
PROVISION FOR LOAN LOSSES	—	80,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,894,650	2,884,022

NONINTEREST INCOME	433,990	449,369

NONINTEREST EXPENSE:
Salaries and employee benefits	1,429,080	1,474,075
Net occupancy expense	163,025	187,992
Other expenses	1,124,614	1,026,528

Total noninterest expense	2,716,719	2,688,595

INCOME BEFORE INCOME TAXES	611,921	644,796
INCOME TAXES	103,801	123,997

NET INCOME	$508,120	$520,799

NET INCOME PER COMMON SHARE	$0.23	$0.23

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